Exhibit 5.1

Snell & Wilmer L.L.P.

1700 S. PAVILION CENTER DRIVE, SUITE 700

LAS VEGAS, NV 89135

TELEPHONE: 702.784.5200

FACSIMILE: 702.784.5252

September 5, 2025

Ondas Holdings Inc.

One Marina Park Drive,

Suite 1410,

Boston, MA 02210

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as Nevada counsel to Ondas Holdings Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 on the date hereof (as amended from time to time, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement relates to the registration and sale by the selling securityholders named in the Registration Statement of an aggregate of up to 3,342,723 shares (the “Warrant Shares”) of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) underlying certain warrants and 335,000 shares of Common Stock issued upon the exercise of warrants (the “Issued Shares” and collectively with the Warrant Shares, the “Shares”). 2,680,000 shares of Common Stock underlying the warrants have an exercise price of $1.26 per share (the “February 2024 Warrants”) and 662,723 shares of Common Stock underlying the warrants have an exercise price of $0.72 per share (the “June 2024 Warrants,” together with the February 2024 Warrants, the “Warrants”). The February 2024 Warrants were issued to the Purchasers (as defined below) in connection with the Preferred Stock Purchase Agreement, dated February 26, 2024 by and among Ondas Networks Inc., a Delaware corporation (subsequently reincorporated in Texas) and a subsidiary of the Company, and the purchasers named therein (the “Purchasers”). The June 2024 Warrants were issued on June 3, 2024, for services rendered to the Company.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act in connection with the filing of the Registration Statement. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and exhibits thereto, including the prospectus comprising a part thereof; (ii) the Amended and Restated Articles of Incorporation of the Company, as amended, as currently in effect; (iii) the Amended and Restated Bylaws of the Company, as amended, as currently in effect; and (iv) certain written consent of the Board of Directors of the Company relating to (A) the issuance and sale of the Shares and the Warrants, (B) the specimen Common Stock certificate, and (C) other related matters. For the purpose of rendering this opinion, we have made such factual and legal examinations as we deemed necessary under the circumstances, and in connection therewith we have examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials, certificates of officers or other representatives of the Company, and other instruments and have made such inquiries as we have deemed appropriate for the purpose of rendering this opinion.

In our examination, we have assumed without independent verification the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. In addition, we have assumed that (i) the Warrants and the warrants exercised for the Issued Shares were duly authorized and validly issued and (ii) the Issued Shares were issued and delivered upon the exercise of warrants in accordance with the terms of such warrants. We have also assumed that, upon the issuance of any Warrant Shares issuable upon exercise of the Warrants, the total number of shares of Common Stock of the Company issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its Amended and Restated Articles of Incorporation, as amended. Our opinions are subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers or other representatives of the Company and others.

Ondas Holdings, Inc.
September 5, 2025

On the basis of, and in reliance on, the foregoing examination and subject to the assumptions, exceptions, qualifications and limitations contained herein, we are of the opinion that the Issued Shares are validly issued, fully paid and non-assessable, and if and when certificates representing the Warrant Shares underlying the Warrants have been duly executed, countersigned, registered and delivered upon exercise of such issued Warrants in accordance with the terms of such Warrants, as described in the Registration Statement, then the Warrant Shares will be validly issued, fully paid and non-assessable.

We render this opinion only with respect to the general corporate law of the State of Nevada as set forth in Chapter 78 of the Nevada Revised Statutes. We neither express nor imply any obligation with respect to any other laws or the laws of any other jurisdiction or of the United States. For purposes of this opinion, we assume that the Shares were issued or will be issued, as applicable, in compliance with all applicable state securities or blue sky laws.

We assume no obligation to update or supplement this opinion if any applicable laws change after the date of this opinion or if we become aware after the date of this opinion of any facts, whether existing before or arising after the date hereof, that might change the opinions expressly so stated. Without limiting the generality of the foregoing, we neither express nor imply any opinion regarding the contents of the Registration Statement, other than as expressly stated herein with respect to the Shares.

We are opining only as to matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is rendered as of the date hereof and is based upon currently existing statutes, rules, regulations and judicial decisions. We disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby concede that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Snell & Wilmer L.L.P.
Snell & Wilmer L.L.P.